SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 3, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing it is introducing the latest breakthrough in laser vision correction technology.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated March 3, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: March 3, 2003	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Contact:

Stephen N. Joffe

Alan H. Buckey

LCA-Vision Inc.

(513) 792-9292

LCA-VISION INTRODUCES A GROUNDBREAKING

NEW LASER EYE SURGERY TECHNOLOGY RECENTLY APPROVED BY FDA

CINCINNATI, March 3, 2003 – LCA-Vision Inc. (NASDAQ:LVAC), a leading national provider of laser vision correction services under the brand name LasikPlus, today announced it is introducing the latest breakthrough in laser vision correction technology.  The highly customized method creates a new laser eye surgery procedure that both improves visual acuity measured against a 20/20 standard and overall vision quality, offering increased visual crispness and clarity.

LCA-Vision Chairman and CEO Stephen N. Joffe commented: “This new addition to our Customized LASIK®  treatment represents a genuine advance in the use and efficacy of laser eye surgery with important financial implications since the new procedure is premium-priced compared with conventional LASIK and also further increases the already large potential patient pool.”

The new state-of-the-art system made up of the LADARVision® 4000 excimer laser system and the new LADARWave™ diagnostic device, recently approved by the U.S. Food & Drug Administration, will make laser vision correction available to a still broader segment of the population previously not treated by LCA-Vision.

LCA-Vision Inc. owns and operates 33 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the company’s patient care center at 1-888-529-2020.

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This news release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations.  For a discussion of risks and uncertainties that the company faces, please refer to the company’s filings with the Securities and Exchange Commission including, but not limited to, forms 10K and 10Q.